Exhibit 99.1

Metabolix Announces Second Quarter 2013 Financial Results

—Executing Strategy Focused on High-Value Markets and Opportunities

—Forms Collaboration with Samsung Fine Chemicals to Expand
Global Market for Biodegradable Polymers

CAMBRIDGE, Mass. — July 31, 2013 — Metabolix, Inc. (NASDAQ: MBLX), an innovation-driven performance biomaterials company, today reported financial results for the three months ended June 30, 2013.

“We made further progress executing our strategy focused on high value markets and opportunities,” said Richard P. Eno, President and Chief Executive Officer. “In biopolymers, we continue to focus on building the markets for compostable film and bags, performance additives and in key markets requiring functional biodegradation. We are seeing many opportunities where formulations of our PHA materials with other biodegradable polymers can deliver solutions to solve critical customer problems.  This quarter, we are pleased to have formalized a collaboration with Samsung Fine Chemicals to focus on expanding the global market for biodegradable polymers. New products we develop through this relationship are expected to benefit the product portfolios of both companies. In addition, we are hearing early positive market feedback on our PVC performance additive products,” said Mr. Eno.

“As a result of this progress, earlier this month we announced the promotion of Johan van Walsem to Chief Operating Officer,” Mr. Eno continued. “We are excited to appoint Johan to this new role, which is focused on growing revenue based on our commercial strategy. Johan’s experience across nearly every aspect of our portfolio will position him to integrate our unique capabilities for maximum commercial impact.”

Mr. Eno continued, “Establishing an ongoing source of PHA supply to integrate with other biodegradable polymers for customer benefit is a key part of our strategy.  We continue to develop our supplier relationship with Tianjin GreenBio Materials in China.  In Spain, the situation at Antibióticos is becoming clearer and we are actively engaged in an evaluation of options for manufacturing at that site. In addition, we are conducting due diligence on two potential U.S. manufacturing sites.”

“In our biobased chemicals and crop platforms, we continue to achieve our internal technical milestones,” said Mr. Eno. “We had three new patents issued and three allowed during the quarter, spanning each of our three businesses. This intellectual property is an important asset for Metabolix, as it creates potential commercial opportunities for us while strengthening our competitive position. As we move into the second half of 2013, we look forward to executing on our business plan and expanding our presence to meet the growing demand in our high-value markets.”

SECOND QUARTER AND SIX MONTHS 2013 FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow. The Company has maintained this focus and ended the second quarter with $31.7 million in unrestricted cash and investments. The Company’s net cash used for operating activities during the second quarter of 2013 was $5.8 million, which remains consistent with net cash used of $5.9 million for the comparable quarter in 2012.  Metabolix continues to have no debt.

Total revenue in the second quarter of 2013 was $1.7 million, compared to $0.9 million for the comparable quarter in 2012. The second quarter revenue consisted primarily of revenue from product sales and work performed on government research grants.  Grant revenue of $0.6 million increased by $0.1 million over the same quarter of 2012, primarily as a result of work performed on the Renewable Enhanced Feedstocks for Advanced Biofuels and Bioproducts (“REFABB”) grant awarded by the U.S. Department of Energy. Biopolymer product orders of $0.4 million were shipped and billed during the Company’s second quarter of 2013. Revenue recognition was deferred for the majority of these shipments in accordance with the Company’s policy to defer product revenue for the greater of 60 days or until customer payment.  During the second quarter, $0.8 million in product revenue was recognized, primarily from shipments to customers completed during the first quarter of 2013, which is a $0.4 million increase over the comparable quarter of 2012.  The Company also recorded $0.2 million of research and development revenue earned under a development arrangement with a third party during the second quarter of 2013.

Cost of product for revenue recognized was $1.2 million during the quarter ended June 30, 2013, compared to $0.4 million for the comparable period in 2012. The increase of $0.8 million was primarily attributable to the cost of inventory associated with revenue recognized during the quarter, current period freight and warehousing costs and a write-off of excess and obsolete inventory.

Research and development expenses were $4.9 million for the second quarter of 2013 compared to $5.0 million for the same period in 2012. Selling, general and administrative expenses were $3.4 million for both the second quarter of 2013 and the second quarter of 2012.

The Company reported a net loss of $7.9 million or $0.23 per share for the second quarters of both 2013 and 2012.

Revenue for the six months ended June 30, 2013 was $3.6 million compared to $40.2 million in the same period of 2012. The year-over-year decrease was primarily related to $38.9 million in deferred revenue which was recognized as a result of the termination of the Telles joint venture in early 2012. Product revenue, grant revenue and research and development revenue increased by $1.2 million, $0.5 million and $0.6 million, respectively, during the first six months of 2013 compared to the first six months of 2012.

Cost of product revenue was $1.8 million during the six months ended June 30, 2013 compared to $0.5 million for the comparable period in 2012.  The $1.3 million increase is primarily attributable to the cost of inventory sold during the period and write-offs of excess and obsolete inventory of $0.3 million. Research and development expenses were $9.8 million for the first half of 2013 compared to $11.1 million for the same period in 2012. The decrease of $1.3 million is primarily the result of decreased employee compensation and benefit expenses of $0.9 million. Selling, general and administrative expenses were $6.7 million for the first six months of 2013 as compared to $7.8 million for the comparable six month period in 2012. The decrease of $1.1 million is primarily the result of decreased employee compensation and benefit expenses of $0.5 million and a $0.2 million reduction in consulting expenses as a result of decreased use of consultants to support sales.

The Company reported a net loss of $14.6 million or $0.43 per share for the first half of 2013 compared to net income of $20.9 million or $0.61 per share for the first half of 2012.

The Company’s net cash used in operating activities during the first half of 2013 was $14.3 million, which represents a decrease in cash usage from $18.1 million for the comparable period in 2012. The $3.8 million decrease in net cash usage is primarily attributed to the Company’s payment of $3.0 million to Telles in early 2012 to acquire the inventory from the ended Telles joint venture. The Company currently expects that its cash and investments, together with funds expected to be received from existing government research grants and expected product sales, will be sufficient to meet anticipated cash requirements for the next twelve months.  However, any significant costs incurred to establish a commercial biopolymer manufacturing facility will shorten this liquidity horizon and require the Company to seek additional funds in order to continue and advance its operations.

Conference Call Information

Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss the results of the second quarter. The Company also will provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com. To participate in the call, dial toll-free 877-709-8155 or 201-689-8881 (international).

To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 417098. The replay will be available beginning at 7:30 p.m. (ET) on Wednesday, July 31, 2013 and will last through 11:59 p.m. (ET) on Wednesday, August 14, 2013. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an advanced biomaterials company that is well positioned to address growing market demand for sustainable solutions in the plastics, chemicals and energy industries. The Company is developing and commercializing a family of high-performance biopolymers targeted to the markets for film and bag applications, performance additives and functional biodegradation. Metabolix’s biobased chemicals platform is focused on high-value segments and applications using its novel “FAST” recovery process. The Company also is developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com.   (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the Company’s PHA product portfolio, expected future financial results and cash requirements; market expectations; projected sales of Metabolix biopolymers; Metabolix’s biopolymer production and commercial strategy; expectations relating to supply for the Company’s PHA products including potential manufacturing sites; expectations for the commercialization of the Company’s industrial chemicals and crops program; and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2012 filed on March 28, 2013. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Revenue from termination of ADM collaboration	$—	$—	$—	$38,885
Grant revenue	584	461	1,308	839
Product revenue	822	373	1,611	387
Research and development revenue	238	—	618	—
License fee and royalty revenue	62	89	111	134
Total revenue	1,706	923	3,648	40,245

Costs and expenses:
Cost of product revenue	1,196	437	1,753	492
Research and development expenses	4,945	5,006	9,802	11,051
Selling, general, and administrative expenses	3,422	3,437	6,734	7,836
Total costs and expenses	9,563	8,880	18,289	19,379
Income (loss) from operations	(7,857)	(7,957)	(14,641)	20,866

Other income (expense):
Interest income, net	12	34	33	75
Other income, net	(21)	(25)	(20)	(49)
Net income (loss)	$(7,866)	$(7,948)	$(14,628)	$20,892

Net income (loss) per share:
Basic	$(0.23)	$(0.23)	$(0.43)	$0.61
Diluted	$(0.23)	$(0.23)	$(0.43)	$0.61

Number of shares used in per share calculations:
Basic	34,434,271	34,183,702	34,393,998	34,160,018
Diluted	34,434,271	34,183,702	34,393,998	34,264,428

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	June 30,	December 31,
	2013	2012
Assets
Cash, cash equivalents and short-term investments	$31,678	$43,773
Inventory	3,196	3,204
Other current assets	2,039	1,978
Restricted cash	619	594
Property and equipment, net	1,087	1,358
Long-term investments	—	2,508
Other assets	95	95
Total assets	$38,714	$53,510

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,313	$4,752
Short-term deferred revenue	529	1,067
Current portion of deferred rent	138	165
Other long-term liabilities	137	186
Total liabilities	4,117	6,170
Total stockholders’ equity	34,597	47,340
Total liabilities and stockholders’ equity	$38,714	$53,510

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

UNAUDITED

(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income (loss)	$(14,628)	$20,892
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	531	718
Charge for 401(k) company common stock match	268	264
Stock-based compensation	1,677	2,083
Inventory impairment	271	—
Changes in operating assets and liabilities:
Inventory	(263)	(2,821)
Deferred revenue	(538)	(38,562)
Other operating assets and liabilities	(1,612)	(717)
Net cash used in operating activities	(14,294)	(18,143)

Cash flows from investing activities
Purchase of property and equipment	(270)	(287)
Change in restricted cash	(25)	—
Purchase of investments	(10,580)	(47,935)
Proceeds from sale and maturity of short-term investments	22,509	57,207
Net cash provided by investing activities	11,634	8,985

Cash flows from financing activities
Proceeds from options exercised	14	19
Net cash provided by financing activities	14	19

Effect of exchange rate changes on cash and cash equivalents	(18)	(6)

Net decrease in cash and cash equivalents	(2,664)	(9,145)
Cash and cash equivalents at beginning of period	14,572	21,277
Cash and cash equivalents at end of period	$11,908	$12,132